                                                                      Exhibit 11

                               G&L Realty Corp.
                       Computation of Per Share Earnings
                         Quarterly Report on Form 10-Q
                                 June 30, 2000
                     (In thousands, except per share data)


                                         Three Months Ended          Six Months Ended
                                             June 30,                    June 30,
                                             --------                    -------
                                        2000         1999            2000       1999
                                        ----         ----            ----       ----
Net  Income                             $     512    $  1,415        $   262    $  3,066

Less: Preferred Dividends
 10.25% Series A Cumulative Preferred        (952)       (958)        (1,903)     (1,916)
  9.8% Series B Cumulative Preferred         (841)       (845)        (1,681)     (1,690)
                                        ---------    --------        -------    --------
Net (loss) income available to common
  shareholders                          $  (1,281)   $   (388)       $(3,322)   $   (540)
                                        =========    ========        =======    ========
Options outstanding                           251         214            251         214
                                        =========    ========        =======    ========
Weighted average exercise price         $   11.31    $  14.49        $ 11.31    $  14.49
                                        =========    ========        =======    ========
Proceeds upon exercise of options       $   2,839    $  3,101        $ 2,839    $  3,101
                                        =========    ========        =======    ========
Treasury stock shares                         251         203            250         199
                                        =========    ========        =======    ========
Common share equivalents                      ---          11              1          15
Average shares outstanding                  2,337       3,937          2,424       3,957
                                        =========    ========        =======    ========
Total common and common share
  equivalents outstanding                   2,337       3,949          2,425       3,971
                                        =========    ========        =======    ========

Per share earnings data:
------------------------
Basic                                   $   (0.55)   $  (0.10)        $ (1.37)  $  (0.14)
                                        =========    ========        ========   ========
Fully diluted                           $   (0.55)   $  (0.10)       $  (1.37)  $  (0.14)
                                        =========    ========        ========   ========